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                                                                Exhibit 4.9


                             THIRD AMENDMENT TO THE
                      WEBCRAFT TECHNOLOGIES, INC. EMPLOYEES
                            ACCUMULATED SAVINGS TRUST


                  WHEREAS, Webcraft, Inc. (the "Corporation") has adopted and maintains a defined contribution plan for the benefit of certain of its employees entitled the "Webcraft Technologies, Inc. Employees Accumulated Savings Trust" (the "Plan"); and

                  WHEREAS, the Corporation desires to amend the Plan in certain respects.

                  NOW, THEREFORE, BE IT RESOLVED, that pursuant to the power of amendment contained in Section 7.1 of the Plan, the Plan hereby is amended, effective August 7, 1998, unless otherwise designated herein, as follows:

         1. The name of the Plan hereby is amended such that the Plan is designated the "Webcraft, Inc. Employees Accumulated Savings Trust."

         2. The phrase "Webcraft Technologies, Inc." wherever it appears therein hereby is replaced with the phrase "Webcraft, Inc."

         3. Section 1.8 hereby is amended, effective January 1, 1997, in its entirety to read as follows:

                           "Compensation" with respect to any Participant means
                  such Participant's wages, salaries, fees for professional services, commissions, bonuses and similar payments made by an Employer (without regard to whether or not an amount is paid in cash) for personal services actually rendered in the course of employment with an Employer maintaining the Plan to the extent that the amounts are includible in gross income, except that compensation shall exclude (a)(1) contributions made by an Employer to a plan of deferred compensation to the extent that, such contributions are not includible in the gross income of the Participant for the taxable year in which contributed, (2) Employer contributions made on behalf of the Participant to a simplified employee pension plan described in Code Section 408(k) to the extent such contributions are excludable from the Participant's gross income, (3) any distributions from a plan of deferred compensation; (b) amounts realized from the exercise of a non-qualified stock option, or when restricted stock (or property) held by the Participant either becomes freely transferable or is no longer subject to a substantial risk of forfeiture; (c) amounts realized from the sale, exchange or other disposition of stock acquired under an incentive or other qualified stock option; and (d) other amounts which receive special tax benefits, or contributions made by the Employer (whether or not under a salary reduction agreement) towards the purchase of any annuity contract described in Code Section 403(b) (whether or not the contributions are actually excludable from the gross income of the Participant).


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                  For purposes of this Section, the determination of
                  Compensation shall be made by:

                           (a) excluding severance pay,

                           (b) excluding long-term incentive plan payments,

                           (c) including commissions and bonuses earned prior to termination of employment but not paid until after the date of termination, and

                           (d) including amounts which are contributed by the Employer pursuant to a salary reduction agreement which are not includible in the gross income of the Participant under Code Section 125, 402(e)(3)and 404(h), 403(b) or 454, and Employee contributions described in Code Section 414(h)(2) that are treated as Employer contributions.

                           For a Participant's initial year of participation,
                  Compensation shall be recognized as of such Participant's effective date of participation pursuant to Section 3.3.

                           Compensation in excess of (I) $160,000 for the Plan
                  Year beginning January 1, 1997 and (II) the dollar amount prescribed by Code Section 401(a)(17) (as adjusted for increases in the cost-of-living) for each subsequent Plan Year shall not be taken into account for any purposes under the Plan.

                           If, in connection with the adoption of any amendment
                  to the Plan, the definition of Compensation has been modified, then, for Plan Years prior to the Plan Year as of which such amendment becomes effective, Compensation means compensation determined pursuant to the Plan in effect prior to the effective date of the amendment.

         4. Section 1.14 hereby is amended in its entirety to read as follows:

                           "Employee" means an individual whose relationship
                  with the Employer or an Affiliated Employer is, under common law, that of an employee. Notwithstanding the foregoing, no individual who renders services for the Employer or an Affiliated Employer shall be considered an Employee for purposes to the Plan if such individual renders such services pursuant to (i) an agreement providing that such services are to be rendered by the individual as an independent contractor,
                  (ii) an agreement with an entity, including a leasing organization within the meaning of Code Section 414(n)(2), that is not the Employer or an Affiliated


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                  Employer, or (iii) an agreement that contains a waiver of
                  participation in the Plan.

         5. Effective July 1, 1998, the following paragraph hereby is added at the end of Section 1.29:

                           Notwithstanding any other provision within this
                  Section 1.29, in the case of any person who becomes an Employee as a result of the Employer's acquisition of membership units of ColorStream Technologies, L.L.C. ("ColorStream"), services performed for ColorStream shall be considered services performed for the Employer in determining Hours of Service credited to such Employee under the Plan.

         6.       Section 1.34 hereby is deleted.

         7. The second sentence of Section 1.55 hereby is amended to read as follows:

                  All Affiliated Employers shall be taken into account as a single employer.

         8. Section 2.4 hereby is amended in its entirety to read as follows:

                           The Employer shall appoint one or more
                  Administrators. If the Employer appoints a committee to be an Administrator, then the committee shall appoint individuals to serve as the members of the committee. Any person, including, but not limited to, the Employees of an Employer, shall be eligible to serve as an Administrator or a member of a committee serving as an Administrator. Any individual so appointed shall signify his acceptance by filing written acceptance with the Employer. An individual may resign by delivering his written resignation to the Employer or may be removed by the Employer by delivery of written notice of removal, to take effect at a date specified therein, or upon delivery to the individual if no date is specified.

                           The Employer, upon the resignation or removal of an
                  Administrator or an individual serving as a member of a committee serving as an Administrator, shall promptly designate in writing a successor. If the Employer does not appoint an Administrator, the Employer will function as the Administrator.

         9. Section 2.5 hereby is amended to add the following sentence at the end thereof:

                           In the case of a committee serving as an
                  Administrator, the committee members may allocate amongst themselves or delegate to another any of their responsibilities under the Plan.


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         10.      Section 2.6 hereby is amended to delete clause (h) in the last sentence thereof and to re-letter the remaining clauses appropriately to take into account the deletion of clause (h).

         11. Section 2.11 hereby is amended in its entirety to read as follows:

                           Except where there has been an allocation and
                  delegation of administrative authority pursuant to Section 2.5, if there shall be more than one Administrator or if a committee serves as an Administrator, the Administrator or committee members, as the case may be, shall act by a majority of their number, but may authorize one or more of them to sign all papers, documents and instruments on the Administrator(s) behalf.

         12.      Section 3.3 hereby is amended to read as follows:

                           (a) An Eligible Employee shall become a Participant
                  effective as of the earlier of the first day of the Plan Year or the first day of the seventh month of such Plan Year coinciding with or next following the date such Employee met the eligibility requirements of Section 3.1, except that an Employee who was a participant in the Webcraft Employee Savings Trust immediately prior to becoming an Eligible Employee shall become a Participant in the Plan on the date such Employee becomes an Eligible Employee.

                           (b) If a Participant is transferred from one Employer
                  to another Employer or from an Employer to an Affiliate that is not an Employer, then such transfer shall not terminate the Participant's participation in the Plan and the Participant shall continue to participate in the Plan until an event occurs that would have entitled the Participant to a complete distribution of the Participant's vested interest in his or her accounts under the Plan had the Participant continued to be employed by an Employer until the occurrence of such event. Nevertheless, a Participant shall not be entitled to make Elective Contributions (and thus receive allocations of Matching Contributions) or rollover contributions to the Plan during any period of employment by an Affiliate that is not an Employer, and periods of employment with an Affiliate that is not an Employer shall be taken into account only (i) for purposes of determining when an individual is eligible to participate in the Plan, (ii) for measuring Years of Service and (iii) for purposes of determining whether a Participant terminated or retired from employment.


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         13.      The third sentence of Section 4.1(b) hereby is amended to read as follows:

                  During a Plan Year, the Administrator may increase the Employer matching contribution percentage to a percentage not exceeding 50%.

         14. The first sentence of Section 4.2 hereby is amended to read as follows:

                           Each Participant may elect to defer his Compensation
                  which would have been received in the Plan Year, but for the deferral election in any whole percentage between 1% and 17%.

         15. Section 4.4 hereby is amended to delete the first paragraph of subsection (k) thereof.

         16. Section 4.5 hereby is amended, effective January 1, 1997, to delete subsection (c) thereof and to re-letter appropriately the remaining subsections thereof.

         17. Section 4.7 hereby is amended, effective January 1, 1997, to delete subsection (d) thereof and to re-letter appropriately the remaining subsections to take into account the deletion of subsection (d).

         18. Section 4.8 hereby is amended, effective January 1, 1997, to delete subsection (f) thereof and to re-letter appropriately the remaining subsections to take into account the deletion of subsection (f).

         19. Section 4.12 hereby is amended to substitute the following for subsection (a) thereof:

                           (a) In order to allow Participants the opportunity to
                  increase their retirement income, each Participant may elect to contribute to the Plan on an after-tax basis a portion of his Compensation earned while a Participant under this Plan in any whole percentage between 1% and 17%, provided that, when considered together with the Participant's deferral election made pursuant to Section 4.2, such aggregate percentage does not exceed 17%. The amount contributed shall be paid to the Trustee within a reasonable period of time but in no event later than ninety (90) days after the contribution is withheld from the Participant's pay check. The balance in each Participant's Voluntary Contribution Account attributable to such contributions shall be fully Vested at all times and shall not be subject to Forfeiture for any reason.

         20. Section 4.12 hereby is further amended to add the phrase "at the times determined by the Administrator from time to time" immediately after the word "thereon" as it appears in the first sentence of subsection (b) thereof.


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         21.      Section 4.13(a) hereby is amended to read as follows:

                           (a) The Administrator, in his sole discretion, may
                  determine that all Participants be permitted to direct the Trustee as to the investment of all or a portion of the interest in any one or more of their individual account balances. If such authorization is given, Participants may, subject to a procedure established by the Administrator and applied in a uniform nondiscriminatory manner, direct the Trustee in writing, or in such other manner designated by the Administrator, to invest any portion of their account permitted by the Administrator in specific assets, specific funds or other investments permitted under the Plan and any directed investment procedure. That portion of the account of any Participant so directing will thereupon be considered a Directed Investment Account, which shall not share in Trust Fund earnings.

         22.      Section 5.1 hereby is amended to read as follows:

                           The Administrator shall determine the dates, each
                  date herein called "valuation date," on which the net worth of the assets comprising the Trust Fund as it exists on the "valuation date" shall be determined.

         23. The first sentence in Section 5.2 hereby is amended to read as follows:

                           Except as otherwise provided in any agreement with
                  respect to the Trust Fund, in determining the fair market value of securities held in the Trust Fund which are listed on a registered stock exchange, the Administrator shall direct the Trustee to value the same at the prices they were last traded on such exchange preceding the close of business on the "valuation date."

         24. Section 6.1 hereby is amended by substituting the following for the last sentence thereof:

                           The Vested balance of the Aggregate Account of a
                  Participant who has terminated his employment with the Employer and Affiliated Employers shall be distributed in accordance with Section 6.5 as soon as practicable after the end of the Plan Year in which his Normal Retirement Date occurs. Except as required by law, a Participant who has attained his Normal Retirement Date and who is employed by the Employer or Affiliated Employer shall not be entitled to a distribution of his Vested interest in his Aggregate Account.

         25. Section 6.5 hereby is amended (i) effective January 1, 1998, by substituting the dollar amount "$5,000" for the dollar amount "$3,500" as it appears in subsection (b) thereof, and (ii) effective January 1, 1997, by substituting the following paragraph (1) for paragraph (1) of subsection (c) thereof:


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


                           (1) A Participant's benefits shall be distributed to
                  the Participant not later than 60 days after the end of the Plan Year which contains the later of the Participant's 65th birthday and the date of the Participant's termination of employment, provided, however, that in the case of a Participant who is a "five (5) percent owner" at any time during the five (5) Plan Year period ending in the calendar year in which the Participant attains age 70 1/2 or, in the case of a Participant who becomes a "five (5) percent owner" during any subsequent Plan Year, the required beginning date of such Participant's distribution shall be the April 1st of the calendar year following the calendar year in which the Participant attains age 70 1/2. Alternatively, distributions to a Participant must begin no later than the applicable April 1st as determined under the preceding sentence and must be made over a period certain measured by the life expectancy of the Participant (or the life expectancies of the Participant and his designated Beneficiary) in accordance with Regulations.

         26. Section 6.12 hereby is amended to add the phrase "that is at least equal to $200 (or such other amount determined from time to time by the Administrator)" immediately after the words "eligible rollover distribution" as they appear in subsection (a) thereof .

         27.      Section 7.1(a) hereby is amended to read as follows:

                           (a) The Employer shall have the right at any time to
                  amend the Plan. Any such amendment shall be adopted by formal action of the Employer's board of directors and executed by an officer authorized to act on behalf of the Employer. Any such amendment shall become effective as provided therein upon its execution. Notwithstanding the foregoing sentences of this subsection (a), (i) the Employer may delegate its right to amend the Plan to the Administrator or other person and (ii) an amendment may become effective on a retroactive basis to the extent permitted under the law.

         28. Section 7.4 hereby is amended in its entirety to read as follows:

                           (a) The Administrator shall establish and administer
                  a written loan program pursuant to which any Participant who is an Employee (or party-in-interest as required by the U.S. Department of Labor) may request to borrow funds from the Plan.

                           (b) The loan program may be modified or amended in
                  writing from time to time without the necessity of amending this Section.

         29. Section 8.5 hereby is amended in its entirety to read as follows:


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                           In the event any claim, suit, or proceeding is
                  brought regarding the Plan to which the Administrator may be a party, and such claim, suit, or proceeding is resolved in favor of the Administrator, the Administrator (and the members of any committee serving as Administrator) shall be entitled to be reimbursed from the Trust Fund for any and all costs, attorney's fees, and other expenses pertaining thereto incurred by them for which they shall have become liable.

         30. Section 8.8 hereby is amended in its entirety to read as follows:

                           Neither any Employer nor any successor to an Employer
                  shall be responsible for the validity of any Contract issued hereunder or for the failure on the part of the insurer to make payments provided by any such Contract, or for the action or omission of any person which may delay payment or render a Contract null and void or unenforceable in whole or in part.

         31.      Section 8.9 hereby is deleted and the remaining Sections of
Article VIII hereby are renumbered appropriately to take into account the deletion of Section 8.9.

         32. Section 8.11 (as renumbered above) hereby is amended in its entirety to read as follows:

                           The "named Fiduciaries" of this Plan are (1) the
                  Employer and (2) the Administrator. The named Fiduciaries shall have only those specific powers, duties, responsibilities, and obligations as are specifically given them under the Plan. In general, the Employer shall have the sole authority to appoint and remove the Trustee and the Administrator; to formulate the Plan's "funding policy and method"; and to amend or terminate, in whole or in part, the Plan. The Administrator shall have the sole responsibility for the administration of the Plan, which responsibility is specifically described in the Plan. It is intended under the Plan that each named Fiduciary shall be responsible for the proper exercise of its own powers, duties, responsibilities and obligations under the Plan. No named Fiduciary shall guarantee the Trust Fund in any manner against investment loss or depreciation in asset value. Any person or group may serve in more than one Fiduciary capacity. In the furtherance of their responsibilities hereunder, the "named Fiduciaries" shall be empowered to interpret the Plan and Trust and to resolve ambiguities, inconsistencies and omissions, which findings shall be binding, final and conclusive.

         33.      Section 9.2 hereby is amended (i) to delete subsections (c),
(d) and (e) thereof and (ii) to add the following new subsections (c) and (d):


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                           (c) All rights and values forfeited by termination of
                  employment shall inure only to the benefit of the Participants of the Employer by which the forfeiting Participant was employed.

                           (d) Any expenses of the Trust which are to be paid by
                  the Employer and the Participating Employers or borne by the Trust Fund shall be paid by each Participating Employer in the same proportion that the total amount standing to the credit of all Participants employed by such Employer bears to the total standing to the credit of all Participants.

         34.      Section 9.5 hereby is deleted and the remaining sections of
Article IX are appropriately renumbered to take into account the deletion of
Section 9.5.

         35. Section 9.5 (as renumbered above) hereby is amended to delete the words "and with the consent of the Trustee where such consent is necessary in accordance with the terms of this Plan".

         36. Section 9.6 (as renumbered above) hereby is amended in its entirety as follows:

                           Any Participating Employer shall be permitted to
                  discontinue or revoke its participation in the Plan. The Employer shall direct the Trustee to transfer, deliver and assign Contracts and other Trust Fund assets allocable to the Participants employed by such Participating Employer to such new trustee as shall have been designated by such Participating Employer, in the event that it has established a separate pension plan for its Employees, provided however, that no such transfer shall be made if the result is the elimination or reduction of any "Section 411(d)(6) protected benefits" in accordance with Section 7.1(c). If no successor is designated, the Employer shall direct the Trustee to retain such assets for the Employees of said Participating Employer pursuant to the provisions of the Trust. In no such event shall any part of the corpus or income of the Trust as it relates to such Participating Employer be used for or diverted to purposes other than for the exclusive benefit of the Employees of such Participating Employer.

         37.      The following Article X hereby is added to the Plan:


                                    ARTICLE X

                        PARTICIPANTS' STOCKHOLDER RIGHTS


10.1  VOTING SHARES OF THE COMMON STOCK OF BIG FLOWER HOLDINGS, INC.

                  Pursuant to the terms of the trust agreement between the Trustee and the Employer, the Trustee shall vote, in person or by proxy, shares of common stock of Big Flower Holdings, Inc. held by the Trustee and represented by units which are credited to a Participant's


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account in accordance with instructions timely obtained from such Participant.
Each Participant shall be entitled to give voting instructions with respect to the number of shares of common stock of Big Flower Holdings, Inc. represented by units credited to his account as of the valuation date coinciding with or immediately preceding the shareholder record date for such vote. Written notice of any meeting of stockholders of Big Flower Holdings, Inc., or other occasion for the exercise of voting rights, and a request for voting instructions shall be given by the Administrator or the Trustee, at such time and in such manner as the Administrator shall determine, to each Participant entitled to give instructions for voting shares of common stock of Big Flower Holdings, Inc. at such meeting or occasion. The Employer shall establish and pay for a means by which a Participant can expeditiously deliver to the Administrator voting instructions addressed to the Trustee. All shares of common stock of Big Flower Holdings, Inc. represented by units credited to Participants' accounts for which no timely voting instructions are received, to the extent permitted by law, shall be voted by the Trustee in the same proportions as shares represented by units credited to Participants' accounts for which timely instructions are received. The Trustee, to the extent permitted by law, shall vote any shares of common stock of Big Flower Holdings, Inc. represented by units not credited to Participants' accounts in the same proportions as shares represented by units credited to Participants' accounts for which timely instructions are received.

10.2  TENDER OFFERS

                           (a) Rights of Participants. In the event a tender or
                  exchange offer is made to the shareholders of Big Flower Holdings, Inc. to transfer all or a portion of their shares of common stock of Big Flower Holdings, Inc. in return for valuable consideration, including but not limited to, offers regulated by section 14(d) of the Securities Exchange Act of 1934, as amended, the Trustee shall respond to such tender or exchange offer in respect of shares of common stock of Big Flower Holdings, Inc. held by the Trustee which are represented by units credited to a Participant's account in accordance with instructions timely obtained from such Participant. Each Participant shall be entitled to give instructions with respect to tendering or withdrawing from tender such shares. A Participant shall not be limited in the number of instructions to tender or withdraw from tender which he can give, but a Participant shall not have the right to give instructions to tender or withdraw from tender after a reasonable time established by the Trustee pursuant to subsection (c) below. Except as otherwise required by law, the Trustee shall not tender any shares of common stock of Big Flower Holdings, Inc. represented by units credited to Participants' accounts for which no timely instructions are received. The Trustee, to the extent permitted by law, shall respond to any such tender or exchange offer in respect of all shares of common stock of Big Flower Holdings, Inc. represented by units not credited to Participants' accounts in the same proportions as shares represented by units credited to Participants' accounts for which timely instructions are received.

                           (b) Duties of the Administrator. Within a reasonable
                  time after the commencement of a tender or exchange offer, the Administrator or the Trustee shall provide to each
                  Participant:

                           (1) the offer to purchase or exchange as distributed by the offeror to the shareholders of Big Flower Holdings, Inc.;

                           (2) a statement of the shares of common stock of Big Flower Holdings, Inc. represented by units credited to his account; and

                           (3) directions as to the means by which a Participant can give instructions with respect to the tender or exchange offer.

                  The Employer shall establish and pay for a means by which a Participant can expeditiously deliver to the Administrator instructions addressed to the Trustee with respect to a tender or exchange offer. The Administrator shall transmit to the Trustee the aggregate numbers of shares to be tendered or withheld from tender representing instructions of Participants. The Administrator, at its election, may engage an agent to receive instructions from Participants and transmit them to the Trustee.

                           (c) Duties of the Trustee. The Trustee shall follow
                  the instructions of the Participants with respect to the tender or exchange offer as transmitted to the Trustee. The Trustee may establish a reasonable time, taking into account the time restrictions of the tender or exchange offer, after which it shall not accept instructions of Participants.

10.3  APPLICABILITY

                  In the case of a Beneficiary of a deceased Participant, or an alternate payee under a qualified domestic relations order for whom an account has been established under this Plan, such Beneficiary or alternate payee, as the case may be, shall have the same rights and shall otherwise be treated in the same manner for purposes of this Article X as the Participant on whose behalf the account initially was established.

10.4  CONFIDENTIALITY

                  Notwithstanding anything contained herein to the contrary, all instructions and directions received by the Trustee from Participants pursuant to this Article X shall be maintained by the Trustee as confidential and shall not be disclosed to any person, including but not limited to, any Employer or Affiliated Employer, or any Employee, officer or director of any Employer or Affiliated Employer; provided, however, that such instructions and directions may be relayed by the Trustee to a recordkeeper, auditor or other person who regularly provides services to the Plan.

                  IN WITNESS WHEREOF, the Corporation has hereunto set its hand and has caused these presents to be executed as of the 7th day of August, 1998.


                                                WEBCRAFT, INC.

                                                By:    /s/ WILLIAM S. HOUGH

                                                Title: Senior VP Human Resources


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